Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METAGENOMI, INC.

Metagenomi, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is Metagenomi Therapeutics, Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment shall be effective as of 12:01 a.m. Pacific Time on January 12, 2026.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of January 9, 2026.

By:_/s/ Jian Irish__________________

Name: Jian Irish, Ph.D., M.B.A

Title: President and Chief Executive Officer